Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Helius Medical Technologies, Inc.

Newtown, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-236101) and Form S-8 (No. 333-204155, 333-218095 and 333-229724) of Helius Medical Technologies, Inc., of our report dated March 12, 2020, relating to the consolidated financial statements of Helius Medical Technologies, Inc., which appears in this Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

March 12, 2020